EXHIBIT 5.1


                      [Letterhead of O'Melveny & Myers LLP]


                                          July 7, 1998


Qwest Communications International Inc.
1000 Qwest Tower
555 Seventeenth Street
Denver, Colorado  80202


                  Re:   Acquisition of Eunet International Limited
                        ------------------------------------------

Ladies and Gentlemen:

         We have acted as special counsel to Qwest Communications International Inc., a Delaware corporation ("Qwest"), in connection with the Transaction Agreement dated March 26, 1998 (the "Transaction Agreement"), among Qwest and certain shareholders of EUnet International Limited, a company organized under the laws of England ("EUnet"), and the Offer Document related thereto (the
"Offer Document" and together with the Transaction Agreement and the other documents related thereto, the "EUnet Documents"), and certain issuances of shares of Common Stock, par value $.01 per share, of Qwest ("Qwest Common Stock") contemplated therein (the "Securities"). Except as otherwise indicated, capitalized terms used in this opinion and defined in the EUnet Documents will have the meanings given in the EUnet Documents.

         In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including the following:

         (a)      the Transaction Agreement;

         (b)      the Offer Document;

         (c) the Amended and Restated Certificate of Incorporation of Qwest (the "Qwest Certificate of Incorporation"); and

         (d)      the Bylaws of Qwest (the "Qwest Bylaws").

         As to relevant factual matters, we have relied upon, among other things, the representations and warranties contained in the EUnet Documents. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

         We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have assumed the authorization, execution and delivery of all documents, including, without limitation, the Transaction Agreement, and the satisfaction or waiver of the conditions to the consummation of the transactions contemplated by the EUnet Documents.

         For purposes of this opinion, we have assumed that the per share consideration paid to Qwest upon issuance of the Securities exceeds the par value of a share of Qwest Common Stock.

         On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this

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opinion,  we are of the opinion  that,  assuming the  Securities  have been duly authorized by the Board of Directors of Qwest and any other requisite corporate action and, upon issuance of the Securities as so authorized and in accordance with the EUnet Documents, and against payment for the Securities and the countersigning of the certificate or certificates representing the Securities by a duly authorized signatory of the registrar for shares of Qwest Common Stock, the Securities will be duly and validly authorized and will be validly issued, fully paid and non-assessable.

         The law covered by this opinion is limited to the present federal law of the United States, the present law of the State of New York and the General Corporation Law of the State of Delaware, in each case as in effect on the date hereof. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. Additionally, we express no opinion concerning federal or state securities laws or regulations or compliance with fiduciary requirements, except as otherwise expressly stated herein.

         This opinion is furnished by us as special counsel for Qwest and may be relied upon by you only in connection with the execution and delivery of the Transaction Agreement and issuance of the Securities as contemplated therein. It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent.

                                             Respectfully submitted,


                                             O'Melveny & Myers LLP




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